News Release
FOR IMMEDIATE RELEASE

TEREX ANNOUNCES FOURTH QUARTER AND FULL YEAR 2013 RESULTS
AND PROVIDES 2014 OUTLOOK

WESTPORT, CT, February 18, 2014 -- Terex Corporation (NYSE: TEX) today announced income from continuing operations of $209.0 million, or $1.79 per share, on net sales of $7.1 billion for the full year 2013, as compared to income from continuing operations of $77.0 million, or $0.68 per share, on net sales of $7.0 billion for the full year 2012. Excluding certain items, income from continuing operations as adjusted for the full year 2013 was $261.2 million or $2.23 per share compared to $179.5 million or $1.58 per share in 2012. The Glossary at the end of this press release contains further details regarding these items and all per share amounts are on a fully diluted basis.

For the fourth quarter of 2013 income from continuing operations was $84.8 million, or $0.72 per share, on net sales of $1.8 billion, compared to a loss from continuing operations of $33.2 million, or $0.30 per share, on net sales of $1.6 billion, for the fourth quarter of 2012. Excluding certain items, income from continuing operations as adjusted was $76.8 million, or $0.65 per share in 2013 compared to $19.4 million, or $0.17 per share in 2012.

“Overall, 2013 was a good year and I am pleased with the improvements and progress underway at Terex,” commented Ron DeFeo, Terex Chairman and CEO. “This past year was a tale of two halves, with the second half of the year significantly stronger than the first half. Our performance in the second half was fueled by the continued strength of our Aerial Work Platforms (AWP) segment and a turnaround in our Materials Handling & Port Solutions (MHPS) segment. Our focus throughout the year on strengthening margins and driving financial efficiency helped deliver a strong close to the year.”

“Operationally, our AWP segment is continuing to benefit from strong North American rental channel demand plus a noticeable pickup in Latin America and European performance. Additionally, the Materials Processing (MP) segment performance remains solid, delivering double digit operating margin in 2013 despite a relatively soft demand environment. These business segments performed well in 2013 and we expect even better performance in 2014. The remaining three segments did not meet our expectations in 2013. However, we have made good progress with the integration of our MHPS segment and we expect continued progress in 2014. The pending sale of our off highway truck business results in a smaller and more focused Construction portfolio. We have confidence we can improve the financial profile of this segment going forward. Lastly, our Cranes segment failed to realize the growth that we had anticipated entering 2013. While new product launches did provide some growth, markets such as Australia, Europe and Latin America were more challenging than anticipated.”

Mr. DeFeo continued, “During 2013, we made investments and implemented actions to set us on a course toward increased profitability in 2014 and beyond. We enter 2014 with optimism around our businesses and expectations to deliver improved financial results. Much of this optimism stems from our continued focus on internal areas of improvement, such as our capital structure initiatives and business simplification, as well as the year over year benefits anticipated from the restructuring efforts undertaken in 2013.”

Outlook

The Company expects 2014 earnings per share to be between $2.50 and $2.80 (excluding restructuring and other unusual items) on net sales of between $7.3 billion and $7.7 billion.

Mr. DeFeo commented, “Our 2014 guidance reflects the benefits of internal cost initiatives, capital structure improvements and some anticipated net sales growth. The guidance is for continuing operations, and as such excludes the earnings associated with the off-highway truck business due to its impending sale. We see some signs of improvement in many parts of the world although this is tempered with some continued market uncertainty, particularly in developing markets. Overall, we believe that the global economy will be stronger in 2014, but still modest when viewed against historic demand levels.”

Capital Structure: The Company’s liquidity at December 31, 2013 decreased by approximately $30 million compared to September 30, 2013 and totaled $736.2 million, which comprised cash of $408.1 million and borrowing availability under the Company’s revolving credit facilities of $328.1 million. The decrease was mainly due to investments in capital expenditures and the repurchase of Terex Common Stock during the quarter. Debt, less cash and cash equivalents, increased approximately $148 million to $1,568.6 million compared to December 31, 2012 primarily as a result of the purchase of minority shares of Terex Material Handling & Port Solutions AG.

Kevin Bradley, Terex Senior Vice President and Chief Financial Officer, commented, “One of our main focuses is improving our financial efficiency. During 2013 and into early 2014 we have taken a couple of steps forward in this area. Over the past 12 months we have reduced our debt and also lowered the interest rates on our term loans, yielding a meaningful reduction in interest expense from 2012. In January 2014, we completed the squeeze out of the remaining outstanding minority shares of Terex Material Handling & Port Solutions AG, and now have attained 100% ownership. This simplifies our capital structure by eliminating the obligation to make guaranteed payments to the minority shareholders and also removes the complexity and financial cost of maintaining the entity as a German public company.”

Mr. Bradley continued, “We are pleased that these positive steps have enabled us to be in a position where we can begin to return a portion of our cash flow to our shareholders on a regular basis. We initiated a quarterly dividend and also announced a share repurchase program of up to $200 million. During the fourth quarter we began to take action under this program, purchasing approximately 0.8 million shares for approximately $30 million. Overall, we are pleased with the evolution of our capital structure and shareholder returns, and will continue to focus on cash flow generation throughout 2014.”

Return on Invested Capital (ROIC) was 8.1% for the period ended December 31, 2013.

Taxes: The effective tax rate was 21.0% for the fourth quarter of 2013 and 30.0% for the full year as compared to an effective tax rate of 22.6% for the fourth quarter of 2012 and 40.8% for the full year.

Working Capital: Working Capital as a percent of Trailing Three Month Annualized Net Sales was 24.8% at December 31, 2013, as compared to 26.9% at December 31, 2012.

Backlog: Backlog for orders deliverable during the next twelve months was approximately $1,828 million at December 31, 2013, an increase of approximately 1.8% from September 30, 2013 and a decrease of approximately 7.5% from December 31, 2012. The majority of the year over year decline was related to AWP backlog, driven by the timing of orders received from one of our larger rental customers, and lower demand for Crane products. This was partially offset by existing large port equipment orders for MHPS, which are now deliverable in the next twelve months. The Glossary contains further details regarding backlog.

Discontinued Operations: The results of the off-highway rigid and articulated haul trucks business are classified as Discontinued Operations in the financial statements.

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) an non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in the text or the Glossary at the end of this press release.

Conference call

The Company has scheduled a one-hour conference call to review the financial results on Wednesday, February 19, 2014, at 8:30 a.m. ET. Ronald M. DeFeo, Chairman and CEO, will host the call. A simultaneous webcast of this call will be available on the Company’s website, www.terex.com. To listen to the call, select “Investor Relations” in the “About Terex” section on the home page and then click on the webcast microphone link. Participants are encouraged to access the call 10 minutes prior to the starting time. The call will also be archived on the Company’s website under “Audio Archives” in the “Investor Relations” section of the website.

Contact Information:

Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

Forward-Looking Statements

This press release contains forward-looking information regarding future events or the Company’s future financial performance based on the current expectations of Terex Corporation. In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. The Company has based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance.

Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; our ability to successfully integrate acquired businesses, including Terex Material Handling & Port Solutions AG; the need to comply with restrictive covenants contained in our debt agreements; our ability to generate sufficient cash flow to service our debt obligations and operate our business; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to government spending; our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors; our ability to timely manufacture and deliver products to customers; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our providing financing and credit support for some of our customers; we may experience losses in excess of recorded reserves; impairment in the carrying value of goodwill and other indefinite-lived intangible assets; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our business is global and subject to changes in exchange rates between currencies, regional economic conditions and trade restrictions; our operations are subject to a number of potential risks, including compliance with changing regulatory environments, the Foreign Corrupt Practices Act and other similar laws and political instability; a material disruption to one of our significant facilities; possible work stoppages and other labor matters; compliance with changing laws and regulations, particularly environmental and tax laws and regulations; litigation, product liability claims, patent claims, class action lawsuits and other liabilities; our ability to comply with an injunction and related obligations resulting from the settlement of an investigation by the United States Securities and Exchange Commission (“SEC”); our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.

TEREX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(unaudited)
(in millions, except per share data)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Net sales	$1,811.8	$1,619.8	$7,084.0	$6,982.2
Cost of goods sold	(1,426.1)	(1,319.8)	(5,644.5)	(5,582.1)
Gross profit	385.7	300.0	1,439.5	1,400.1
Selling, general and administrative expenses	(254.3)	(277.0)	(1,020.4)	(1,033.3)
Income (loss) from operations	131.4	23.0	419.1	366.8
Other income (expense)
Interest income	1.7	2.4	6.7	8.8
Interest expense	(29.5)	(34.6)	(126.1)	(164.6)
Loss on early extinguishment of debt	—	(30.7)	(5.2)	(83)
Amortization of debt issuance costs	(2.2)	(2.3)	(8.5)	(9.6)
Other income (expense) – net	4.6	1.5	5.3	7.9
Income (loss) from continuing operations before income taxes	106.0	(40.7)	291.3	126.3
(Provision for) benefit from income taxes	(22.3)	9.2	(87.4)	(51.5)
Income (loss) from continuing operations	83.7	(31.5)	203.9	74.8
Income (loss) from discontinued operations – net of tax	1.6	1.8	14.4	28.4
Gain (loss) on disposition of discontinued operations- net of tax	—	(1.9)	2.6	0.4
Net income (loss)	85.3	(31.6)	220.9	103.6
Net (income) loss attributable to noncontrolling interest	1.1	(1.7)	5.1	2.2
Net income (loss) attributable to Terex Corporation	$86.4	$(33.3)	$226.0	$105.8
Amounts attributable to Terex Corporation common stockholders:
Income (loss) from continuing operations	$84.8	$(33.2)	$209.0	$77.0
Income (loss) from discontinued operations – net of tax	1.6	1.8	14.4	28.4
Gain (loss) on disposition of discontinued operations – net of tax	—	(1.9)	2.6	0.4
Net income (loss) attributable to Terex Corporation	$86.4	$(33.3)	$226.0	$105.8
Basic Earnings (Loss) Per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.76	$(0.30)	$1.88	$0.70
Income (loss) from discontinued operations – net of tax	0.02	0.02	0.13	0.26
Gain (loss) on disposition of discontinued operations – net of tax	—	(0.02)	0.02	—
Net income (loss) attributable to Terex Corporation	$0.78	$(0.30)	$2.03	$0.96
Diluted Earnings (Loss) Per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.72	$(0.30)	$1.79	$0.68
Income (loss) from discontinued operations – net of tax	0.02	0.02	0.12	0.25
Gain (loss) on disposition of discontinued operations – net of tax	—	(0.02)	0.02	—
Net income (loss) attributable to Terex Corporation	$0.74	$(0.30)	$1.93	$0.93
Weighted average number of shares outstanding in per share calculation
Basic	111.3	110.5	111.1	110.3
Diluted	117.4	110.5	117.0	113.9

TEREX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	December 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$408.1	$678.0
Trade receivables (net of allowance of $47.6 and $38.5 at December 31, 2013 and 2012, respectively)	1,176.8	1,026.6
Inventories	1,613.2	1,632.2
Other current assets	312.0	319.6
Current assets – discontinued operations	129.3	141.0
Total current assets	3,639.4	3,797.4
Non-current assets
Property, plant and equipment – net	789.4	806.8
Goodwill	1,245.6	1,245.3
Intangible assets – net	444.8	474.4
Other assets	401.9	410.8
Non-current assets – discontinued operations	15.6	11.5
Total assets	$6,536.7	$6,746.2

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$86.8	$83.8
Trade accounts payable	689.1	600.2
Accrued compensation and benefits	234.3	224.0
Accrued warranties and product liability	96.2	92.1
Customer advances	302.1	312.9
Other current liabilities	270.1	348.5
Current liabilities – discontinued operations	46.1	47.3
Total current liabilities	1,724.7	1,708.8
Non-current liabilities
Long-term debt, less current portion	1,889.9	2,014.9
Retirement plans	388.2	430.7
Other non-current liabilities	259.5	308.0
Non-current liabilities – discontinued operations	5.7	5.6
Total liabilities	4,268.0	4,468.0

Commitments and contingencies
Redeemable noncontrolling interest	53.9	246.9
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 123.7 and 122.9 shares at December 31, 2013 and 2012, respectively	1.2	1.2
Additional paid-in capital	1,247.5	1,260.7
Retained earnings	1,688.1	1,467.7
Accumulated other comprehensive (loss) income	(116.5)	(124.1)
Less cost of shares of common stock in treasury – 13.8 and 13.0 shares at December 31, 2013 and 2012, respectively	(630.2)	(597.8)
Total Terex Corporation stockholders’ equity	2,190.1	2,007.7
Noncontrolling interest	24.7	23.6
Total stockholders’ equity	2,214.8	2,031.3
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$6,536.7	$6,746.2

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited) (in millions)

	Twelve Months Ended December 31,
	2013	2012
Operating Activities
Net income	$220.9	$103.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	152.3	153.0
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(153.1)	122.5
Inventories	(70.4)	(55.0)
Trade accounts payable	86.9	(126.3)
Customer advances	(16.5)	97.1
Other, net	(31.6)	(2.6)
Net cash provided by (used in) operating activities	188.5	292.3
Investing Activities
Capital expenditures	(82.8)	(82.5)
Other investing activities, net	45.4	6.2
Net cash (used in) provided by investing activities	(37.4)	(76.3)
Financing Activities	(420.1)	(323.3)
Net cash provided by (used in) financing activities	(420.1)	(323.3)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.9)	11.2
Net Increase (Decrease) in Cash and Cash Equivalents	(269.9)	(96.1)
Cash and Cash Equivalents at Beginning of Period	678.0	774.1
Cash and Cash Equivalents at End of Period	$408.1	$678.0

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Fourth Quarter				Year-to-Date
	2013		2012		2013		2012
		% of Net Sales		% of Net Sales		% of Net Sales		% of Net Sales
Consolidated
Net sales	$1,811.8		$1,619.8		$7,084.0		$6,982.2
Gross profit	385.7	21.3%	300.0	18.5%	1,439.5	20.3%	1,400.1	20.1%
SG&A	254.3	14.0%	277.0	17.1%	1,020.4	14.4%	1,033.3	14.8%
Income from operations	$131.4	7.3%	$23.0	1.4%	$419.1	5.9%	$366.8	5.3%

AWP
Net sales	$482.0		$368.3		$2,131.0		$1,742.4
Gross profit	121.8	25.3%	80.5	21.9%	514.9	24.2%	381.2	21.9%
SG&A	50.3	10.4%	44.8	12.2%	189.1	8.9%	170.3	9.8%
Income from operations	$71.5	14.8%	$35.7	9.7%	$325.8	15.3%	$210.9	12.1%

Construction
Net sales	$193.5		$190.7		$820.0		$952.1
Gross profit	24.0	12.4%	(5.6)	(2.9)%	83.2	10.1%	68.2	7.2%
SG&A	24.0	12.4%	42.8	22.4%	108.0	13.2%	137.5	14.4%
Loss from operations	$0.0	0.0%	$(48.4)	(25.4)%	$(24.8)	(3.0)%	$(69.3)	(7.3)%

Cranes
Net sales	$480.4		$511.2		$1,925.5		$1,987.6
Gross profit	84.3	17.5%	113.6	22.2%	337.1	17.5%	393.6	19.8%
SG&A	58.6	12.2%	59.7	11.7%	226.6	11.8%	225.6	11.4%
Income from operations	$25.7	5.3%	$53.9	10.5%	$110.5	5.7%	$168.0	8.5%

MHPS
Net sales	$528.9		$416.3		$1,698.5		$1,742.1
Gross profit	117.0	22.1%	73.3	17.6%	345.4	20.3%	386.7	22.2%
SG&A	91.0	17.2%	96.5	23.2%	387.2	22.8%	381.1	21.9%
Income (loss) from operations	$26.0	4.9%	$(23.2)	(5.6)%	$(41.8)	(2.5)%	$5.6	0.3%

MP
Net sales	$149.9		$152.1		$628.2		$661.5
Gross profit	34.7	23.1%	34.5	22.7%	145.4	23.1%	149.6	22.6%
SG&A	18.0	12.0%	18.3	12.0%	73.6	11.7%	74.3	11.2%
Income from operations	$16.7	11.1%	$16.2	10.7%	$71.8	11.4%	$75.3	11.4%

Corporate/Eliminations
Net sales	$(22.9)		$(18.8)		$(119.2)		$(103.5)
Gross profit	3.9	(17.0)%	3.7	(19.7)%	13.5	(11.3)%	20.8	(20.1)%
SG&A	12.4	(54.1)%	14.9	(79.3)%	35.9	(30.1)%	44.5	(43.0)%
Loss from operations	$(8.5)	37.1%	$(11.2)	59.6%	$(22.4)	18.8%	$(23.7)	22.9%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except per share data and percentages), and are as of or for the period ended December 31, 2013, unless otherwise indicated.

After-tax gains or expense and per share amounts (Income from continuing operations as adjusted) are calculated using pre-tax amounts, applying a tax rate based on jurisdictional rates to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The Company assesses the impact of these items because when discussing earnings per share, the Company adjusts for items it believes are not reflective of operating activities in the periods.

Fourth Quarter 2013	Pre-Tax	Tax Rate	After-Tax	EPS*
Restructuring and related items	$10.0	**	$8.0	$0.07
Total EPS Effect	$10.0		$8.0	$0.07

* Based on weighted average diluted shares of 117.4M
** Based on a jurisdictional blend

Fourth Quarter 2012	Pre-Tax	Tax Rate	After-Tax	EPS*
Debt – Early Extinguishment	$(30.7)	35.7%	$(19.7)	$(0.18)
Restructuring and related items	(22.5)	**	(15.7)	(0.14)
Roadbuilding Related	(15.3)	**	(10.0)	(0.09)
Post-Employment Benefits and Other	(10.8)	**	(7.2)	(0.06)
Total EPS Effect	$(79.3)		$(52.6)	$(0.47)

* Based on weighted average diluted shares of 114.2M
** Based on a jurisdictional blend

Full Year 2013	Pre-Tax	Tax Rate	After-Tax	EPS*
Roadbuilding related	$(6.1)	36.0%	$(3.9)	$(0.03)
Debt - Early Extinguishment	(5.2)	**	(3.5)	(0.03)
Restructuring and related items	(62.1)	**	(47.9)	(0.41)
MHPS Redeemable NCI	3.1	—	3.1	0.03
Total EPS Effect	$(70.3)		$(52.2)	$(0.44)

* Based on weighted average diluted shares of 117.0M
** Based on a jurisdictional blend

Full Year 2012	Pre-Tax	Tax Rate	After-Tax	EPS*
Debt – Early Extinguishment	$(80.6)	**	$(52.0)	$(0.46)
Restructuring and related items	(29.5)	**	(19.5)	(0.17)
Change in UK rate	—	—	(1.6)	(0.01)
Write down of acquisition related note	(12.3)	—	(12.3)	(0.11)
Roadbuilding related	(15.3)	**	(10.0)	(0.09)
Post-Employment benefits and other	(10.8)	**	(7.1)	(0.06)
Total EPS Effect	$(148.5)		$(102.5)	$(0.90)

* Based on weighted average diluted shares of 113.9M
** Based on a jurisdictional blend

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	Dec 31, 2013	Dec 31, 2012	% change	Sept 30, 2013	% change
Consolidated Backlog	$1,827.7	$1,976.1	(7.5)%	$1,796.1	1.8%
AWP	$294.4	$509.9	(42.3)%	$311.9	(5.6)%
Construction	$165.6	$176.0	(5.9)%	$119.9	38.1%
Cranes	$501.2	$642.7	(22.0)%	$485.4	3.3%
MHPS	$805.3	$577.1	39.5%	$826.8	(2.6)%
MP	$61.2	$70.4	(13.1)%	$52.1	17.5%

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company’s financial condition.

	Dec 31, 2013	Dec 31, 2012
Long term debt, less current portion	$1,889.9	$2,014.9
Notes payable and current portion of long-term debt	86.8	83.8
Debt	$1,976.7	$2,098.7

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Condensed Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Income (loss) from operations	$131.4	$23.0	$419.1	$366.8
Depreciation	25.8	27.3	104.4	99.7
Amortization	8.6	13.3	47.1	52.6
Bank fee amortization not included in Income (loss) from operations	(2.2)	(2.3)	(8.5)	(9.6)
EBITDA	$163.6	$61.3	562.1	509.5
Operating profit adjustments			61.0	67.9
Adjusted EBITDA			$623.1	$577.4

MHPS - EBITDA	Twelve months ended December 31,2013	Twelve months ended December 31,2012
Income (loss) from operations - MHPS	$(41.8)	$5.6
Depreciation	35.8	35.1
Amortization	25.4	29.2
Bank fee amortization not included in Income (loss) from operations	—	(0.5)
EBITDA - MHPS	19.4	69.4
Operating profit adjustments	46.2	22.3
Adjusted EBITDA - MHPS	$65.6	$91.7

Free cash flow is defined as income from operations plus depreciation and amortization, proceeds from the sale of assets, certain impairments and write-downs, plus or minus changes in working capital, customer advances and rental/demo equipment and less capital expenditures.

	Three months ended December 31, 2013	Twelve months ended December 31,2013
Income (loss) from operations	$131.4	$419.1
Depreciation and amortization	34.4	151.5
Proceeds from sale of assets	0.9	46.1
Changes in working capital	(13.6)	(161.2)
Capital expenditures	(21.6)	(79.5)
Free cash flow	$131.5	$376.0

Income (loss) from operations as adjusted: The Company adjusts income (loss) from operations for items it believes are not reflective of operating activities in the periods.

	Three months ended Dec 31,		Twelve Months ended Dec 31
	2013	2012	2013	2012
Income (loss) from operations as reported	$131.4	$23.0	$419.1	$366.8
Write Down of Acquisition Related Note	—	—	—	12.3
Roadbuilding Related	—	15.3	3.4	15.3
Restructuring and Related Items	(10.0)	22.5	57.6	29.5
Other Items	—	10.8	—	10.8
Income (loss) from operations as adjusted	$121.4	$71.6	$480.1	$434.7

Operating Margin is defined as the ratio of Income (Loss) from Operations to Net Sales.

Return on Invested Capital (“ROIC”) is determined by dividing the sum of Net Operating Profit After Tax (“NOPAT”) (as defined below) for each of the previous four quarters by the average of the sum of Total Terex Corporation Stockholders’ equity plus Debt (as defined above) less Cash and cash equivalents for the previous five quarters. NOPAT, which is a non-GAAP measure, for each quarter is calculated by multiplying Income (loss) from continuing operations by a figure equal to one minus the effective tax rate of the Company. The Company believes that returns on capital deployed in Terex Financial Services (“TFS”) do not represent management of the Company’s primary operations and, therefore, TFS finance receivable assets and results of operations have been excluded from the calculation below. Additionally, the Company does not believe that the deferred gain on marketable securities is reflective of its ongoing operations and has been excluded from the calculation below. The effective tax rate is equal to the (Provision for) benefit from income taxes divided by Income (loss) before income taxes for the respective quarter. Total Terex Corporation Stockholders’ equity is adjusted to include redeemable noncontrolling interest as this item is deemed to be temporary equity and therefore the Company believes it should be included in the denominator of the ROIC ratio. The Company calculates ROIC using the last four quarters’ NOPAT as this represents the most recent twelve-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, the Company includes the average of five quarters’ ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) thereby providing, over the same time period as the numerator, four quarters of average invested capital.

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance and in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because management believes that it measures how effectively the Company invests its capital and provides a better measure to compare the Company to peer companies to assist in assessing how it drives operational improvement. ROIC measures return on the amount of capital invested in the Company’s primary businesses, excluding TFS, as opposed to another metric such as return on Terex Corporation stockholders’ equity that only incorporates book equity, and is thus a more accurate and descriptive measure of the Company’s performance. Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table. Amounts are as of and for the three months ended for the periods referenced in the table below.

	Dec ‘13	Sept ‘13	Jun ‘13	Mar ‘13	Dec ‘12
Provision for (benefit from) income taxes	$22.3	$22.8	$27.7	$14.6
Divided by: Income (loss) before income taxes	106.0	106.6	46.4	32.3
Effective tax rate	21.0%	21.4%	59.7%	45.2%

Income from operations as adjusted	$131.5	$139.4	$83.8	$66.1
Multiplied by: 1 minus Effective tax rate	79.0%	78.6%	40.3%	54.8%
Adjusted net operating income after tax	$103.9	$109.6	$33.8	$36.2

Debt (as defined above)	$1,976.7	$1,905.9	$1,870.4	$2,082.5	$2,098.7
Less: Cash and cash equivalents	(408.1)	(370.6)	(548.2)	(729.7)	(678.0)
Debt less Cash and cash equivalents	$1,568.6	$1,535.3	$1,322.2	$1,352.8	$1,420.7

Total Terex Corporation stockholders’ equity as adjusted	$2,092.4	$2,002.2	$2,042.7	$2,053.8	$2,103.7

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders’ equity as adjusted	$3,661.0	$3,537.5	$3,364.9	$3,406.6	$3,524.4

December 31, 2013 ROIC	8.1%
Adjusted net operating income (loss) after tax (last 4 quarters)	$283.5
Average Debt less Cash and cash equivalents plus Total Terex Corporation stockholders’ equity as adjusted (5 quarters)	$3,498.9

	Three months ended 12/31/13	Three months ended 9/30/13	Three months ended 6/30/13	Three months ended 3/31/13
Reconciliation of income (loss) from operations:
Income from operations as reported	$131.4	$138.6	$83.5	$65.6
(Income) loss from operations for TFS	0.1	0.8	0.3	0.5
Income from operations as adjusted	$131.5	$139.4	$83.8	$66.1

Reconciliation of Terex Corporation stockholders’ equity:	As of 12/31/13	As of 9/30/13	As of 6/30/13	As of 3/31/13	As of 12/31/12
Terex Corporation stockholders’ equity as reported	$2,190.1	$2,094.2	$1,955.8	$1,957.5	$2,007.7
Less: TFS assets	(151.6)	(149.8)	(139.7)	(147.5)	(150.9)
Redeemable noncontrolling interest	53.9	57.8	226.6	243.8	246.9
Terex Corporation stockholders’ equity as adjusted	$2,092.4	$2,002.2	$2,042.7	$2,053.8	$2,103.7

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

	Three Months Ended December 31,
	2013	2012
Fourth Quarter Net Sales	$1,811.8	1,619.8
	x 4	x 4
Trailing Three Month Annualized Net Sales	$7,247.2	6,479.2

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable and Customer Advances. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. For the periods stated below, working capital was:

	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012
Inventories	$1,613.2	$1,669.0	$1,632.2
Trade Receivables	1,176.8	1,122.5	1,026.6
Less: Trade Accounts Payable	(689.1)	(676.3)	(600.2)
Less: Customer Advances	(302.1)	(312.1)	(312.9)
Total Working Capital	$1,798.8	$1,803.1	$1,745.7

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com